UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): [September 16, 2004]

AMN Healthcare Services, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-16753	06-1500476
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

12400 High Bluff Drive, Suite 100 San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

(866) 871-8519

(registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 16, 2004, we issued a press release announcing the appointment of David C. Dreyer, 48, as Chief Financial Officer and Chief Accounting Officer of the Company. A copy of this Press Release is being furnished as Exhibit 99.1 to this Report on Form 8-K.

Mr. Dreyer’s appointment as Chief Financial Officer and Chief Accounting Officer is effective as of September 20, 2004. Mr. Dreyer joins AMN from Sicor, Inc., a manufacturer of complex pharmaceuticals with operations in the U.S., Italy, Mexico, Lithuania, China and Switzerland, recently acquired by Teva Pharmaceutical Limited – where he most recently served as Chief Financial Officer. Mr. Dreyer joined Sicor in 1997 as Corporate Controller, advanced to Chief Accounting Officer and then Chief Financial Officer.

As Chief Financial Officer, Mr. Dreyer’s base salary will be $325,000, and he will receive a guaranteed bonus of $36,230 for 2004 performance. He will be eligible in 2005 for the Company’s Senior Management Incentive Bonus Plan. Mr. Dreyer has been granted options for 100,000 shares of the Company’s common stock at the fair market value as defined in the Company’s Stock Option Plan, which vest over four years. Mr. Dreyer will also be entitled to one year’s annual salary in the event that he is discharged for other than for cause. The severance agreement will be filed with an amendment to this current report on Form
8-K after it is executed.

In March 2004, we announced that Donald Myll, the Chief Financial Officer, intended to resign. Mr. Myll’s resignation was effective August 11, 2004, at which time we appointed Susan Nowakowski as interim Chief Financial Officer and Brent Rivard as interim Chief Accounting Officer.

ITEM 9.01 Financial Statements and Exhibits.

(c) Exhibits:

99.1     Press Release issued by the Company on September 16, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMN Healthcare Services, Inc.

By:	/s/ Steven C. Francis Steven C. Francis Chief Executive Officer

Date: September 16, 2004